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Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our reports dated March 1, 2019 with respect to the consolidated financial statements and internal control over financial reporting and financial highlights, Schedule 12-14, and the Senior Securities table of Main Street Capital Corporation for the year ended December 31, 2018 contained or incorporated by reference in this Registration Statement and Prospectus. We consent to the use of the aforementioned reports in this Registration Statement and Prospectus and to the use of our name as it appears under the captions "Senior Securities", "Selected Financial Data" and "Independent Registered Public Accounting Firm."

/s/ GRANT THORNTON LLP

Houston, Texas
April 30, 2019

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  Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM